Exhibit 99.1

CEO Luciano Named Chairman of ADM Board of Directors

•	Expresses appreciation to predecessor Woertz for legacy of outstanding service

CHICAGO – December 11, 2015—Archer Daniels Midland Company (NYSE: ADM) today announced that CEO and President Juan R. Luciano has been named chairman of the company’s board of directors, effective January 1, 2016.

Luciano succeeds Patricia Woertz, who has served as chairman since 2007, and who was Luciano’s predecessor in the CEO role. She retired from that position on Dec. 31, 2014.

In light of the seamless leadership transition Woertz and Luciano executed late last year, and their continued collaboration in recent months, both they and the rest of the board felt the time was right to transition the chairman’s role. Woertz will continue to serve as an advisor to both the board and the chairman, and will retire from the board.

“The Board of Directors is extremely grateful for Pat’s legacy of service to ADM,” lead independent director Don Felsinger said. “Her commitment to excellence and integrity served ADM exceptionally well during her tenure, and we are a much stronger company for her leadership and dedication.

“Since becoming CEO, Juan has continued to advance ADM’s strategy, driving operational excellence and building the organization’s internal leadership capacity,” Felsinger continued. “The board feels that Juan’s command of the business, his commitment to driving value and his insistence on continued sound, responsible corporate governance make him the right choice to serve as chairman in this new era for the company.”

Said Luciano: “I am honored by the Board’s decision and grateful for their vote of confidence. I want to express my deep appreciation to Pat for her encouragement, guidance and friendship throughout this period of transition. I look forward to continuing to work with her in the months to come, and wish her the greatest happiness in her retirement.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 460 crop procurement locations, 300 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484